SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 18, 2012

NORTH STATE BANCORP
(Exact name of registrant as specified in its charter)

North Carolina
(State or other jurisdiction of incorporation)

000-49898	65-1177289
(Commission File Number)	(IRS Employer ID Number)

6204 Falls of the Neuse Road, Raleigh, North Carolina 27609
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (919) 787-9696

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On July 18, 2012, North State Bancorp entered into a Separation Benefit Agreement, effective as of July 1, 2012, with Larry D. Barbour, President and Chief Executive Officer of North State Bancorp and its wholly-owned subsidiary, North State Bank. Upon Mr. Barbour’s “separation from service” (as defined in the Separation Benefit Agreement) for any reason other than death, we will pay to Mr. Barbour $75,000 on the first business day of the seventh month following the date of separation of service and thereafter we will pay Mr. Barbour $12,500 monthly beginning on the eighth month following the date of separation of service.  The maximum possible separation benefit is $2,250,000.  The separation benefit vests monthly, beginning on July 31, 2012. Any amount owed to Mr. Barbour under the Separation Benefit Agreement at the time of his death will be paid to his beneficiary.

Also on July 18, 2012, North State Bank, the wholly-owned subsidiary of North State Bancorp, entered into a Second Amendment to Agreement between North State Bank and Larry Barbour, effective as of July 1, 2012. The Second Amendment amends the provisions dealing with termination of Mr. Barbour’s employment due to disability.  Disability is defined generally as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; which period of time was six months prior to the Second Amendment.  In the event of termination of Mr. Barbour’s employment due to his disability, we will engage Mr. Barbour as a consultant, beginning on the date of the termination of his employment and continuing until June 30, 2018, unless earlier terminated in the event of Mr. Barbour’s death, resignation or for “cause” (as defined in Mr. Barbour’s original agreement).  During the consultancy term, we will pay Mr. Barbour compensation in an amount approved by our Board of Directors or one of its committees.  Mr. Barbour will be obligated to devote no more than 37 hours per month to his consulting work for us.  In the event that Mr. Barbour’s employment is terminated within three months of a “change in control” (as defined in the original agreement) due to his disability, we will be obligated to pay Mr. Barbour three times his most recent salary and incentive cash compensation and bonus, if any, and to continue payment of his health and other insurance benefits until age 65. Continuation of the health and other insurance benefits will cease if Mr. Barbour finds other employment that provides coverage. In addition, the ownership of all club memberships, automobiles and other perquisites in which Mr. Barbour is in possession prior to termination shall be transferred to him, at no cost to him, other than any income tax cost he may incur as a consequence of such transfer. The Second Amendment added disability as an event after a change in control that entitles Mr. Barbour to the payments and benefits described above.

The foregoing descriptions of the Separation Benefit Agreement and the Second Amendment are not complete and are qualified in their entirety by reference to the full texts of the Separation Benefit Agreement and the Second Amendment, a copy of each of which is filed herewith as Exhibit 10.18 and Exhibit 10.19, respectively, to this Current Report on Form 8-K and each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits:

10.18	Separation Benefit Agreement between North State Bancorp and Larry Barbour, effective July 1, 2012.
10.19	Second Amendment to Agreement between North State Bank and Larry Barbour, effective July 1, 2012.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTH STATE BANCORP

Date: July 24, 2012	By:	/s/ Larry D. Barbour
Larry D. Barbour
President and Chief Executive Officer

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